Exhibit 5.1

14 July 2021 (EDT)

Olink Holding AB (publ)

Uppsala Science Park

SE-751 83

Uppsala, Sweden

Re: Olink Holding AB (publ), Company Reg. No 559189-7755 – F-1 registration

We, Advokatfirman Delphi KB (a Swedish law firm), have acted as Swedish legal advisers to Olink Holding AB (publ) (the “Company”) with respect to certain matters of Swedish law in connection with, inter alia, the registration statement on Form F-1 (File No. 333-257842) filed with the United States Securities and Exchange Commission (the “SEC”) on 12 July 2021 (the “Initial Registration Statement”) and a Registration Statement on Form F-1 related thereto that is to be filed with the SEC pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), in connection with the public offering of American Depositary Shares (the “ADSs”), each representing one (1) common share in the Company with a quota value of SEK 2.431906612 (rounded), under the Securities Act. This legal opinion is delivered to you pursuant to the Company’s request.

Basis of the opinion

For the purpose of this opinion (the “Opinion”) we have examined the following documents:

i.	copies of the Registration Statement;

ii.	the articles of association (Sw. bolagsordning) of the Company, adopted on 16 March 2021 (the “Articles of Association”);

iii.	the certificate of incorporation (Sw. registreringsbevis) for the Company, issued by the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”), on 21.15 PM CEST on 14 July 2021, showing relevant entries in the Swedish Company Registry (Sw. bolagsregistret) as per such date;

iv.	the minutes of the annual general meeting of the Company held on 16 March 2021 (the “AGM Minutes”); and

v.	the minutes of the meeting of the board of directors of the Company, held on 15 June 2021 and the pricing committee on 14 July 2021, inter alia, approving the Registration Statement and the registration hereof with the SEC.

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The documents mentioned in Sections (i) – (v) above are referred to as the “Corporate Documents” and individually a “Corporate Document”.

Reliance

With respect to various questions of fact, we have relied upon certificates of public officials and upon certificates issued by the SCRO. For the purposes of this opinion, we have examined such other agreements, documents and records as we have deemed necessary or appropriate for the purpose of rendering this opinion.

Assumptions

When giving this opinion we have assumed:

a)	the accuracy and completeness of: the facts set out in any other documents reviewed by us; and any other information set out in public registers, e.g. certificates from the SCRO, or that has otherwise been supplied or disclosed to us; and as we have not made any independent investigation thereof you are advised to seek verification of such matters or information from other parties or seek comfort in respect thereof in other ways;

b)	that the Company and its board of directors have acted in accordance with the general clause (Sw. generalklausulen) in the Swedish Companies Act and provisions regarding good market practice in connection with resolving to issue the Shares;

c)	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete;

d)	that all documents, authorizations, powers of attorney, and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

e)	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

f)	all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail copies are in conformity with the originals; and

g)	that there has been no mutual or relevant unilateral mistake of fact and that there exists no fraud or duress.

Opinions

Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

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a)	The Company is a public limited liability company (Sw. publikt aktiebolag) registered and validly existing under the laws of the Kingdom of Sweden; and

b)	The registered share capital of the Company, as of the date of this opinion is 289,414,061 SEK divided into 119,007,062 common shares with a quota value of SEK 2.431906612 (rounded) (the “Shares”). The Shares have been validly authorized and constitute valid and fully paid shares.

Qualifications

The qualifications to which this opinion is subject are as follows:

1)	we express no opinion as to the exact interpretation of any particular wording in the Corporate Documents by any court;

2)	provisions in the Corporate Documents providing that certain facts, determinations or calculations will be conclusive and binding (or prima facie evidence) may not be effective if they are incorrect and such provisions will not necessarily prevent judicial inquiry into the merits of such facts, determinations or calculations;

3)	this Opinion is given only with respect to the laws of the Kingdom of Sweden as in force today and as such laws are currently applied by Swedish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of the Kingdom of Sweden;

4)	in rendering this Opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible;

5)	the underwriting agreement, to be entered into between the Company and the underwriters of the initial public offering and listing, and this opinion are expressed in the English language whilst addressing and explaining institutions and concepts of the laws of the Kingdom of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of the Kingdom of Sweden would construe contractual language expressed in English where the contract would be subject to the laws of the Kingdom of Sweden. However, we believe that such courts may pay attention to the meaning and import of such expressions in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed, in construing, for the purposes of the laws of the Kingdom of Sweden, what the parties intended to put in writing.

Governing Law

This opinion is given in the Kingdom of Sweden and shall be governed by and construed in accordance with the laws of the Kingdom of Sweden.

Benefit of opinion

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

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We are not assuming any obligation to notify you of any changes to this Opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of the Kingdom of Sweden which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit of the Rule 462(b) Registration Statement and the references to this firm in the section of the Registration Statement entitled “Legal Matters”. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Yours faithfully,

/s/ Advokatfirman Delphi KB

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